Exhibit 99.1

AMENDMENTS TO THE

LONGS DRUG STORES CALIFORNIA, INC.

EMPLOYEE SAVINGS AND PROFIT SHARING PLAN

Pursuant to Section 15.1 of the Longs Drug Stores California, Inc. Employee Savings and Profit Sharing Plan (the “Plan”), the following amendments to the Plan are adopted.

1.

Section 1.28 of the Plan shall be amended by deleting the second paragraph thereof in its entirety and by substituting in its place the following:

“Solely for the purpose of determining an Hour of Service for the purposes of determining an Employee’s eligibility to participate in the Plan and the vesting of benefits, the term “Employer” shall include any other company which, together with the Company, is a member of a “controlled group of corporations” or under “common control” as defined in Section 414(b) and (c), and any other trade or business, as defined in Section 414(m) or 414(o) of the Code, (whether or not incorporated), which is under common control with the Employer. Such other company or organization shall be included within the definition of “Employer,” but only for the period during which such other company or organization and the Employer are members of such controlled group of corporations or are under common control.”

2.

Section 3.4 of the Plan shall be amended by deleting the sixth sentence of the second paragraph thereof and by substituting in its place the following:

“A Highly Compensated Employee’s excess contributions for a Plan Year shall be distributed with a fraction of the income allocated to his Deferred Income Account for such Plan Year; the numerator of the fraction shall be the excess contributions and the denominator of the fraction shall be the sum of the Employee’s Deferred Income Account on the first day of such Plan Year and the Employee’s Deferred Salary Contributions for such Plan Year.”

3.

Section 3.4 of the Plan shall be amended by deleting paragraph (1) from subsection (c) thereof and by substituting in its place the following:

“(1) the amount of the Participant’s Deferred Salary Contributions under Section 3.1, if any, for the Plan Year, by”

4.

Section 3.4 of the Plan shall be amended by adding the following new subsections thereto:

“(g) For purposes of determining whether the Plan satisfies the Actual Deferral Percentage Test described in this Section 3.4, all Deferred Salary Contributions that are made under this Plan and any other plan with which the Plan is aggregated for purposes of Sections 401(a)(4) and 410(b) of the Code are to be treated as made under a single plan. Further, if this Plan and any other plan are permissively aggregated for purposes of Section 401(k), the aggregated plans must satisfy Sections 401(a)(4) and 410(b) as though they were a single plan.

(h) For purposes of calculating the Actual Deferral Percentage for any Highly Compensated Employee under this Section 3.4, the Actual Deferral Percentage of a Highly Compensated Employee will be determined by treating all plans sponsored by the Employer which are subject to Section 401(k) of the Code and under which the Highly Compensated Employee is eligible as a single arrangement.”

5.

Section 4.2 of the Plan shall be amended by adding the following as the fifth sentence to subsection (c) thereof:

“A Highly Compensated Employee’s excess contributions for a Plan Year shall be distributed with a fraction of the income allocated to his Matching Contribution Account for such Plan Year; the numerator of the fraction shall be the excess contributions and the denominator of the fraction shall be the sum of the Employee’s Matching Contribution Account on the first day of such Plan Year, the Employee’s Matching Contributions for such year and the Employee’s allocation of any Qualified Nonelective Contributions under Section 4.2 for the Plan Year.”

6.

Section 4.3 of the Plan shall be amended by adding thereto the following new paragraphs:

“For purposes of determining whether the Plan satisfies the Contribution Percentage Test described in this Section 4.3, all Matching Contributions that are made under this Plan and any other plan with which the Plan is aggregated for purposes of Sections 401 (a)(4) and 410(b) of the Code are to be treated as made under a single plan. Further, if this Plan and any other plan are permissively aggregated for purposes of Section 401(m), the aggregated plans must satisfy Sections 401 (a)(4) and 410(b) as though they were a single plan.

For purposes of calculating the Contribution Percentage for any Highly Compensated Employee under this Section 4.3, the Actual Contribution Percentage of a Highly Compensated Employee will be determined by treating all plans sponsored by the Employer which are subject to Section 401(m) of the Code and under which the Highly Compensated Employee is eligible as a single arrangement.”

7.

Section 5.2 of the Plan shall be amended by deleting the reference to “Section 5.4” in the first sentence thereof and by substituting it in its place a reference to “Section 5.3.”

8.

Section 5.2 of the Plan shall be amended by deleting the second sentence thereof in its entirety.

9.

Section 7.4(b) of the Plan shall be amended by deleting the same in its entirety and by substituting in its place the following:

“Effective with respect to Profit Sharing Contributions made on behalf of the 2001 Plan Year, all contributions made by the Employer in the form of Longs Drug Stores Stock, whether as a Profit Sharing Contribution or a Matching Contribution, shall be credited to the Longs Drug Stores Stock Fund and allocated among the Participant’s Accounts, as applicable.”

10.

Section 8.1 of the Plan shall be amended by deleting the paragraph before the schedule in subsection (c) thereof in its entirety and by substituting in its place the following:

“If a Participant’s employment is terminated prior to attaining his or her Normal Retirement Age (and for any reason other than death or Disability), he shall vest and have a nonforfeitable interest in the amount of his or her Account attributed to Profit Sharing Contributions (whether allocated to the Profit Sharing Account or the Longs Drug Stores Stock Account) in accordance with the following schedule:”

11.

Section 17.1 of the Plan shall be amended by deleting the reference to “Section 15.2” wherever it appears therein and by substituting in its place a reference to “Section 17.2.”

12.

Article XVII of the Plan shall be amended by deleting each reference to “Section 414(b), (c) and (m)” wherever it appears in Section 17.1 and Section 17.2 and by substituting in its place a reference to “Section 414(b), (c), (m) and (o).”

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The above Amendment shall be effective as of January 1, 2002.

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